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                                  EXHIBIT 99B:

PRESS RELEASE

FOR IMMEDIATE RELEASE

CONTACT: F. Scott Bauer, President
            (336) 768-8500


                    SOUTHERN COMMUNITY FINANCIAL CORPORATION
                        ANNOUNCES RETIREMENT OF CHAIRMAN


WINSTON-SALEM, N.C., DECEMBER 28, 2001: Southern Community Financial Corporation (Symbol SCMF) announced today that C. J. "Pete" Ramey, Chairman of the Southern Community Financial Corporation and Southern Community Bank and Trust since inception, is retiring from the Board of Directors after the Annual Shareholders' meeting on April 25, 2002. The board appointed Mr. Ramey the title of Director Emeritus of Southern Community upon his retirement.

F. Scott Bauer will become Chairman, remaining Chief Executive Officer and President of Southern Community. Mr. Ramey said of the changes, "I am extremely proud of the accomplishments and growth of this bank since its inception. It has been a pleasure to work with a group of people so committed to a common goal of serving the banking needs of this community and providing value to our shareholders. I look forward to continuing to serve the Bank, knowing that Mr. Bauer, Mr. Clark and Mr. Cobb will provide superior management for the Bank and its customers."

Mr. Bauer said of Mr. Ramey's retirement "Our board and shareholders have been extremely fortunate to have Pete Ramey's leadership these past five years. He has done a great job and we sincerely thank him for his commitment and service. We are happy our relationship with him will continue."

Southern Community is headquartered in Winston-Salem, North Carolina, and currently operates seven banking locations through its subsidiary Southern Community Bank and Trust. In addition, Southern Community Bank and Trust operates four subsidiaries: Southern Credit Services, Inc., which is engaged in the business of accounts receivable financing; Southern Investment Services, Inc., which provides investment brokerage services; Southeastern Acceptance Corporation, a consumer finance agency; and VCS Management, LLC which is the managing partner of a small business investment company.

Additional information regarding Southern Community Financial Corporation can be accessed on-line at www.smallenoughtocare.com.